Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East
Ste. 101
Bala Cynwyd, Pa. 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Reports $1,190,960 in Revenues for Second Quarter of 2009

Improvement represents an increase of $1,011,374 (563%) over the same period in 2008

BALA CYNWYD, Pa. August 17, 2009--- Skinny Nutritional Corp. (OTCBB: SKNY), today announced net revenues of $1,190,960 for the three months ending June 30, 2009.  This represents an increase of $1,011,374 (563%) over revenues for the three months ending June 30, 2008.  Net revenues for the six months ended June 30, 2009 were $2,316,713, this represents an increase of $2,093,671 (938%) over revenues for the six months ending June 30, 2008.

The Company sold 274,337 cases of Skinny Water for the six months ended June 30, 2009 compared to 29,576 cases for the same period in 2008, an increase of 827%, (1 case = twelve 16 ounce bottles).

These improvements are a result of the Company increasing its distribution network to 47 distributors in 22 states servicing over 2,500 chain outlets.
With the subsequent addition of Canada Dry as a new distributor for Manhattan and surrounding boroughs, Long Island, Westchester and northern New Jersey the company will substantially increase its ability to service the most densely populated corridor in the United States.  This significantly enhances our coverage of the Northeastern part of the United States from Maine to Virginia.  This enables us to better serve supermarket chains throughout this expanded region.

Gross profit for the second quarter of 2009, increased to $367,254 (30.8%  of net revenue), compared with $3,241 (1.8% of net revenue) for the second quarter of 2008.  This increase is attributable to our concentration on reducing our cost of goods by lowering raw material, bottling and freight costs.  Gross profits for the six months ended June 30, 2009 were $653,502, representing an increase of $662,502 over the results reported for the six months ending June 30, 2008.

The Company reported a net loss for the three months ending June 30, 2009 of $1,257,893 compared to $606,895 for the same period in 2008.  This is due to increases in our marketing, advertising, general and administrative expenses, which increased by approximately $1,011,740 for the 2009 quarter to $1,611,366, as compared to $599,626 for the same period in 2008.   Of this amount, $404,050 of the loss for the 2009 period was non-cash charges for the equity issued for compensation and services. The net loss for the six months ended June 30, 2009 was $2,105,720 compared with $1,001,966 for the six months ended June 30, 2008.  Of this amount, $592,722 was non-cash charges for equity issued for compensation and services.

Commenting on the Company’s results for the second quarter, Ronald D. Wilson, President and CEO of Skinny Nutritional stated, “We have seen increased consumer acceptance of our Skinny Water, 0 calorie, 0 sugar, 0 sodium product line.  Now we are focusing on the business aspects of manufacturing, distribution and marketing.  After further reviewing our manufacturing costs, we have re-negotiated our bottling and supply arrangements, which have enabled us to increase our gross margins. Mr. Wilson continued, “Further, by working with our distributors, we have been able to develop cost effective incentives to encourage greater penetration in each market.  We are also implementing a focused and efficient marketing plan that includes in store advertising, sampling events and point of sale materials.  We are looking forward to taking this model into New York and other markets that we have targeted”.

The Skinny Water lineup features six great tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), and Peach Mango Mandarin (XXX-Detox). Every bottle of Skinny Water has calcium, potassium, and EGCG and has zero calories, sugar, sodium, no preservatives, and all natural colors and flavors.

About Skinny Nutritional Corp.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp. is the maker of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Tea®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.